UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/01/2019

Discovery, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8403 Colesville Road
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
_
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On May 1, 2019, Discovery Communications, LLC (“DCL”), a wholly-owned subsidiary of Discovery, Inc. (the “Company”) announced that it had hired Lori Locke as its Chief Accounting Officer (“CAO”). The Company also announced that Kurt Wehner would continue to serve as its CAO until June 1, 2019.

Prior to joining DCL, Ms. Locke served as Vice President, Corporate Controller and Chief Accounting Officer for Gannett Co., Inc. (“Gannett”), a media company, since June 2015. Before joining Gannett, Ms. Locke was Vice President and Corporate Assistant Controller for Leidos, Inc. (former SAIC, Inc.), a science, engineering and information technology company, from February 2013 to May 2015.

DCL entered into an employment agreement with Ms. Locke (the “Employment Agreement”) on April 26, 2019.

Pursuant to the Employment Agreement, Ms. Locke will serve as the Company’s Executive Vice President and Chief Accounting Officer. The term of the Employment Agreement is effective as of June 1, 2019 and runs through June 1, 2022. The parties may agree to renew the Employment Agreement. If the Company desires to renew the Employment Agreement, the Company must notify Ms. Locke to that effect, in writing, no later than 60 days prior to the end of the term of the Employment Agreement. If the Company does not elect to renew the Employment Agreement, Ms. Locke will be eligible for severance payments in connection with her termination.

Ms. Locke’s base salary will be $550,000, effective June 1, 2019. Future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees. Ms. Locke’s annual incentive compensation plan target amount will equal 50% of her base salary. For 2019, Ms. Locke will be eligible for a prorated bonus, based on the number of days of employment in 2019. There is no guaranteed bonus amount. Ms. Locke will also be considered for annual equity grants in accordance with the Company's normal executive compensation processes and practices. Within 90 days of Ms. Locke’s start date, Ms. Locke will be recommended to be granted an award of restricted stock units (“RSUs”) with a target value of $220,000, subject to approval by the Compensation Committee of the Company’s Board of Directors. The RSUs will vest 25% on each of the first four anniversaries of Ms. Locke’s first day of employment. Ms. Locke will also be recommended to be granted an additional award of Enhanced RSUs with a target value of $110,000, also subject to approval by the Compensation Committee of the Company’s Board of Directors. The Enhanced RSUs will vest 25% annually, starting on the second anniversary of Ms. Locke’s first day of employment. Ms. Locke will be considered for annual equity awards in accordance with the Company’s standard practices and procedures for awards to senior executives beginning in 2020.

Ms. Locke will receive a special contribution to her account in the Company’s Supplemental Deferred Compensation Plan (the “SRP”) of $300,000 within 30 days of her first day of employment (the “Special SRP Contribution”). This contribution will vest over four years, starting on the first anniversary of Ms. Locke’s first day of employment. If Ms. Locke’s employment is terminated other than by the Company for Cause (as defined below) or by Ms. Locke in breach of the Employment Agreement, Ms. Locke will be entitled to receive the vested portion of the Special SRP Contribution, calculated to include any investment losses or gains on the vested portion, subject to and administered as provided in the SRP. Other than as set forth above, Ms. Locke’s SRP account shall be subject to the terms and conditions of the SRP, as it may change from time to time.
Ms. Locke is also eligible for benefits under the Company's relocation policy for executives at her job level.
Ms. Locke’s employment may be terminated for Cause. “Cause” means (a) the conviction of, or nolo contendere or guilty plea to, a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Ms. Locke’s employment with DCL; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of the Company's Code of Ethics; (d) improper conduct substantially prejudicial to DCL’s business; (e) willful unauthorized disclosure or use of DCL confidential information; (f) material improper destruction of DCL property; or (g) willful misconduct in connection with the performance of Ms. Locke’s duties. Ms. Locke will be entitled to a one-time-only opportunity to cure a noted breach within ten days of the receipt of notice. If no cure is achieved in that time, or if she engages in the same breach a second time after once having been given the opportunity to cure, she may be terminated via written notice. If Ms. Locke’s employment is terminated for Cause, she will be entitled to receive only amounts or benefits that have been earned or vested at the time of her termination.

If Ms. Locke’s employment is terminated by DCL without Cause (as defined above) or by Ms. Locke for Good Reason (or, as described above, results from DCL’s determination not to renew the Employment Agreement), DCL will make the following severance payments: (a) current salary, payable on regular Company paydays, for the longest of (i) the balance of the term of employment under the Employment Agreement, (ii) 26 weeks, or (iii) the number of weeks of severance Ms. Locke would otherwise have been entitled to under the Company’s severance plan; and (b) the prorated bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics) and will be paid at the target amount, subject to Company/Division performance, but not more than 100% for Company/Division target performance. In certain cases in which Ms. Locke is relieved of all work responsibilities for some period of time prior to the effective date of her termination of employment, salary paid during this period of “garden leave” will be offset against the severance amounts otherwise payable to Ms. Locke. DCL will pay Ms. Locke for continued health coverage under the applicable DCL medical plan pursuant to COBRA for a period of 12 months and any tranches of the Special SRP Contribution that had not already vested in the normal course would immediately vest. c “Good Reason” means (a) a material reduction in Ms. Locke’s duties or responsibilities (b) a change in the position to which Ms. Locke reports from the Chief Financial Officer to some lower level position; (c) a failure of the Board of Directors of the Company to approve Ms. Locke’s the appointment as its CAO; (d) a failure of the Compensation Committee of the Company’s Board of Directors to approve the RSU awards to Ms. Locke described above; (e) DCL’s change in the location of the office where Executive works to any place other than the Knoxville, Tennessee or Washington, D.C. metropolitan areas; or (f) a material breach of this Agreement by DCL and a failure by DCL to cure such breach as provided below. Ms. Locke must provide the Company with notice of the event constituting Good Reason within 60 days of it having occurred and must allow the Company 30 days to cure. Ms. Locke must terminate her employment within 5 days following the expiration of the Company’s cure period on account of Good Reason, or such right to terminate shall be deemed waived. These severance amounts are contingent on Ms. Locke executing a release in favor of DCL. Additionally, if Ms. Locke secures employment or any consulting, contractor or other business arrangement for services during the period during which DCL is providing severance payments, DCL would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Ms. Locke receives for those services.  The Employment Agreement also contains a non-competition covenant during the period of Ms. Locke’s employment with DCL and for a period of 6 months after the conclusion of Ms. Locke’s employment and a non-solicitation clause effective during Ms. Locke’s employment with DCL and for a period of 18 months after the conclusion of her employment. If Ms. Locke ceases to comply with the non-competition clauses in the Employment Agreement, the non-competition related payments described below, as well as any severance payments, would be terminated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery, Inc.

Date: May 1, 2019	By:	/s/ Bruce Campbell
Bruce Campbell
Chief Development, Distribution & Legal Officer